CUSTODY AGREEMENT


     AGREEMENT dated July 14, 1982 between THE PRUDENTIAL VARIABLE CONTRACT ACCOUNT-11 ("VCA-11"), a separate account of The Prudential Insurance Company of America ("Prudential") registered as an open-end, diversified management investment company under the Investment Company Act of 1940, and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, a banking corporation organized under the laws of the State of New York ("Custodian").

                               W I T N E S S E T H

     WHEREAS, VCA-11 desires to employ Custodian as a custodian of the securities and property of VCA-11, and Custodian desires to accept such employment, on the terms and conditions herinafter set forth;

     NOW THEREFORE, in consideration of the mutual agreements herein made, VCA-11 and Custodian hereby agree as follows:

     1. RECEIPT AND DISBURSEMENT OF CASH

        A. Custodian shall open and maintain a custody account (the "Account") in the name of VCA-11, subject only to draft or order by Custodian acting pursuant to the terms of this Agreement. Custodian shall hold in the Account all cash received by it from, or for the account of, VCA-11.

        B. Custodian shall make payments of cash for the account of VCA-11 only
(i) for the purchase of securities for the portfolio of VCA-11

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upon the delivery of such securities to Custodian, either registered in the mane of VCA-11 of Custodian's nominee referred to in Section 2 below or in bearer form or proper form for transfer, or by Federal Reserve book-entry delivery to Custodian's account for the benefit of VCA-11; (ii) to another Prudential bank for the purpose of making payments to VCA-11 participants or beneficiaries of participants in accordance with their respective contracts as a result of the withdrawal of all or a portion of an accumulation account, an election to purchase an annuity or the payment of a death benefit provided for under the contract; (iii) to Prudential, as a result of the election by a VCA-11 participant or a beneficiary of a participant to transfer all or a portion of his accumulation account to a companion variable or fixed-dollar contract; (iv) to Prudential, upon withdrawal by Prudential or all or part of the proportionate interest in VCA-11 then held by it; (v) for the payment of interest, dividends, taxes, advisory, management or supervisory fees or operating and administrative expenses (including, without limitation, fees and expenses payable to Prudential and fees for legal, accounting and auditing services); (vi) for payments in connection with the conversion, exchange or surrender of securities owned or subscribed to be VCA-11 held by or to be delivered to Custodian; (vii) to any other custodian of the securities or property of VCA-11, or (viii) for other proper account purposes. Before making any such payment, Custodian shall receive (and may rely upon) an officers' certificate, defined in Section 10 below, requesting such payment and stating that it is for a purpose permitted under the terms of items (i) through(vii) of this subsection B, and also, in respect of item (viii),


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upon receipt of an officers' certificate and a certified copy of a resolution of the VCA-11 Committee specifying the amount of such payment, setting forth the purpose for which such payment is to be made, declaring such purpose to be a proper account purpose and naming the person or persons to whom such payment is to be made.

        C. Custodian is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received by Custodian for the account of VCA-11.

     2. RECEIPT OF SECURITIES

        Custodian shall hold in the Account, pursuant to the provisions of this Agreement, all securities received by it for the account of VCA-11. All such securities shall be held or disposed by Custodian for, and subject at all times to the instructions of, VCA-11 pursuant to the provisions of this Agreement. Custodian shall be authorized to utilize the Federal Reserve book-entry system for such of the securities of VCA-11 as are eligible therefor. Any securities held in the Federal Reserve book-entry system shall be represented in one or more accounts in the name of Custodian which do not include any of Custodian's assets other than assets held as fiduciary, custodian or otherwise for customers. Securities held by Custodian in definitive form, i.e., not held in the Federal Reserve book-entry system, shall be registered in the name of Custodian's nominee, Schmidt & Co., which shall be used only for registration of securities owned by or in portfolios managed by


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Prudential.  All of VCA-11 securities which are registered in the name of
Schmidt & Co. shall be physically segregated at all times from the securities of any other persons, firms or corporations, including, without limitation, any other securities registered in the name of Schmidt & Co. under the terms of other custody agreements. Custodian shall have no power or authority to lend, assign, hypothecate, pledge or otherwise dispose of any such securities and investments, except pursuant to the directive of VCA-11 and only for the account of VCA-11 as set forth in Section 3 below.

     3. TRANSFER, EXCHANGE, REDELIVERY, ETC. OF SECURITIES

     Custodian shall have sole power to release or deliver any securities of VCA-11 held by it pursuant to this Agreement. Custodian agrees to transfer, exchange, or deliver securities held by it hereunder only (a) for sales of such securities for the account of VCA-11 upon receipt of Custodian of payment therefor, (b) when such securities are called, redeemed or retired or otherwise become payable, (c) for examination by any broker selling any such securities in accordance with "street delivery" custom, (d) in exchange for or upon conversion into other securities alone or other securities and cash whether pursuant to any plan or merger, consolidation, reorganization, recapitalization or readjustment, or otherwise, (e) upon conversion of such securities pursuant to their terms into other securities, (f) upon exercise of subscription, purchase or other similar rights represented by such securities, (g) for the purpose of exchanging interim receipts or


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temporary securities for definitive securities, or (h) for other proper account purposes.  As to any deliveries made by Custodian pursuant to items (b), (d),
(e), (f), and (g), securities or cash receivable in exchange therefor shall be deliverable to Custodian. Before making any transfer, exchange or delivery under the terms of items (a), (b), (c), (d), (e), (f), or (g) of this Section 3, the Custodian shall receive an officers' certificate authorizing such transfer, exchange or delivery and stating that it is for a purpose permitted by such items and also, in respect of item (h), upon receipt of an officers' certificate and a certified copy of a resolution of the VCA-11 Committee specifying the securities to be delivered, setting forth the purpose for which such delivery is to be made, declaring such purpose to be a proper account purpose, and naming the person or persons to whom delivery of such securities shall be made.

     4. CUSTODIAN'S ACTS WITHOUT INSTRUCTIONS

     Unless and until Custodian receives an officers' certificate to the contrary, Custodian shall: (a) Present for payment all coupons and other income items held by it for the account of VCA-11 which call for payment upon presentation and hold the cash received by it upon such payment for the account of VCA-11; (b) Collect interest received, with notice to VCA-11, for the account of VCA-11, provided that interest on securities held in the Account, either in book-entry form or otherwise, shall be credited automatically to the account on the payable date whether or not actually collected by Custodian on that date; and (c) execute as


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agent on behalf of VCA-11 all necessary ownership certificates required by the
Internal Revenue Code or the Income Tax Regulations of the United States Treasury Department or under the laws of any State now or hereafter in effect, inserting VCA-11's name on such certificate as the owner of the securities covered thereby, to the extent it may lawfully do so.

     5. TAXES

     Custodian shall execute and deliver such certificates in connection with securities delivered to it or by it under Agreement as may be required under the provisions of the Internal Revenue Code and any Regulations of the Treasury Department issued thereunder, or under the laws of any State, to exempt from taxation any exemptable transfers and/or deliveries of any such securities.

     6. FEES AND EXPENSES

     Custodian shall be compensated for its services pursuant to this Agreement by fee and/or balance arrangements agreed upon by the parties from time to time. Expenses incurred for postage, insurance, exchange, correspondent and similar charges in connection with transactions under this Agreement may not be deducted from sales proceeds or charged against the Account or any other Prudential account without specific authorization.


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     7. MATTERS RELATING TO LIABILITY OF CUSTODIAN

        A. Custodian shall maintain detailed records or all securities and property held in the Account. All securities and property held by Custodian in the Account shall be kept with the care exercised by Custodian with respect to its own securities. Custodian's responsibility for all securities and property held under this Agreement shall be that of a bailee for hire under the statutory and case law of the State of New York.

        B. Custodian represents and warrants to VCA-11 that it presently has in force, and will maintain in force during the term of this Agreement, Bankers Blanket Bond insurance coverage under Form No. 24 in an amount which Custodian deems to be appropriate, together with a "Central Handling of Securities - Discovery Form" Rider thereto. Although Custodian carries Bankers Blanket Bond insurance coverage to insure itself against loss from any cause, it is understood that Custodian shall be under no obligation to insure for the direct benefit of VCA-11.

        C. Custodian shall not be liable for any action taken in good faith upon any certificate herein described or certified copy of any resolution of the VCA-11 Committee, and may rely on the genuineness of any such document which it may, in good faith, believe to have been validly executed. Custodian shall not be liable for executing, failing to execute, or any mistake in the execution of, telephonic, facsimile or other non-written instructions from VCA-11 with respect to the Account prior to


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confirmation thereof in writing, except in case of the negligence or willful misconduct of Custodian and/or its employees.

        D. In consideration of Custodian's registration of any securities in the name of its nominee, VCA-11 agrees to indemnify and hold harmless Custodian and its nominee from all taxes, charges, expenses, assessments, claims and liabilities (including counsel fees) incurred or assessed against it or its nominee by reason of such registration, except such as may arise from its or its nominee's own negligent action, negligent failure to act or willful misconduct. Custodian is authorized to charge any account of VCA-11 for such items.

        E. Custodian shall not deliver any cash, securities or other property from the Account to or for the account of any natural person, other than a natural person acting in his official capacity on behalf of an instrumentality of the Federal government or of any state government.

     8.MATTERS RELATING TO USE OF FEDERAL RESERVE BOOK-ENTRY SYSTEM

        A. Custodian shall promptly send or cause to be sent to VCA-11 a confirmation of all transfers to or from the account, clearly distinguishing between securities held in the Federal Reserve book-entry system and those not so held. Transaction statements shall be furnished to VCA-11 on a daily basis.

        B. With regard to securities held in the Federal Reserve book-entry system, Custodian shall also, by book-entry or otherwise,


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identify as belonging to VCA-11 a quantity of securities in a fungible bulk of securities either (i) held in account in the name of Custodian in the Federal Reserve book-entry system, or (ii) registered in the name of Schmidt & Co.

        C. Custodian shall promptly send to VCA-11 (i) all reports which it receives from the Federal Reserve book-entry system on its system of internal accounting control, and (ii) such reports on the system of internal accounting control of Custodian as VCA-11 may reasonably request from time to time.

     9. REPORTS AND OTHER DOCUMENTS; INSPECTION

        A. Custodian shall furnish VCA-11 with such reports as VCA-11 shall reasonably request with respect to the securities and property of VCA-11 held in the Account.

        B. Custodian shall maintain records sufficient to determine and verify information relating to the securities and property in the Account that may be reported in Prudential's Annual Statement and supporting Schedules as filed with various regulatory authorities and in connection with the audit of the financial statements of VCA-11.

        C. Custodian shall provide, upon request, affidavits for the Account in the form of Attachments B and D to Circular Letter #2 (1977) of New York State Insurance Department or such other form as may be acceptable to Custodian, Prudential and the New York State Insurance


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Department in order for the securities and property in the Account to be recognized by the New York State Insurance Department as admitted assets of Prudential, and to provide similar affidavits for submission to the Insurance Departments of other states, if requested by VCA-11.

        D. The books and records of Custodian pertaining to its actions under this Agreement shall be open to inspection and audit at reasonable times by officers, employees and independent auditors employed by VCA-11 and by any representative of an appropriate regulatory body; provided, however, that written instructions to that effect are furnished to Custodian by the Chairman or Secretary of VCA-11 or by the Treasurer, the Comptroller, any Assistant Treasurer or any Assistant Comptroller of Prudential.

     10. OFFICERS' CERTIFICATES

     As used herein, the term "officers' certificate" shall mean a request or direction or certification signed and countersigned on behalf of VCA-11 by Prudential in accordance with the provisions of the By-Laws of Prudential and related resolutions of the Finance Committee of the Board of Directors of Prudential which form part of Prudential's Booklet of Authorized Signatures furnished to Custodian, as such Booklet may be revised from time to time. Any requirement in this Agreement that an officers' certificate be furnished to Custodian shall be satisfied if telephonic, facsimile or other non-written instructions to Custodian are

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confirmed promptly by the delivery to Custodian of an officers' certificate in accordance with the first sentence of this Section.


     11. TERMINATION; ASSIGNMENT

        A. This Agreement may be terminated by VCA-11, or by Custodian, on 60 days' notice, given in writing and sent by registered mail to the following addresses:

     (i) If to VCA-11, to: Prudential Plaza,
                           Newark, New Jersey 07101
                           Attention: Malcolm D. MacKinnon
         with a copy to:   Irving Patrick Fox
                           Vice President and Associate General Counsel

                           at the same address;

     (ii) If to Custodian, to:
                            23 Wall Street
                            New York, New York 10015

     Upon termination of this Agreement, pending (i) appointment of a successor to Custodian or (ii) a determination by the VCA-11 Committee to hold its cash, securities and other property in its own custody, Custodian shall not deliver cash, securities, or other property of VCA-11 to VCA-11 but may deliver them to a bank or trust company in the City of New York of its own selection, having an aggregate capital, surplus and undivided profits, as shown by its last published report of not less than Five Hundred Thousand Dollars ($500,000) as a temporary Custodian for VCA-11 to be held under terms similar to those of this Agreement; provided, however, that Custodian shall not be required to make any such delivery or payment until full payment shall have been made by VCA-11 of all liabilities constituting a charge on or against the properties then held by Custodian


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or on or against Custodian, and until full payment shall have been made to
Custodian of all its fees, compensation, costs and expenses, subject to the provisions of Section 7 of this Agreement.

        B. This Agreement may not be assigned by Custodian without the consent of VCA-11 authorized by a resolution of the VCA-11 Committee.

     12. MISCELLANEOUS

        A. The waiver by either party of the breach of any provision of this Agreement shall not operate or be constructed as a waiver or any other or subsequent breach.

        B. This Agreement cannot be amended or terminated orally.

        C. This Agreement shall be governed by and construed in accordance with the law of the State of New York.

        D. This Agreement may be executed in several counterparts.

        E. Headings herein are for reference purposes only and shall not be deemed to have any substantive effect.


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          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                              THE PRUDENTIAL VARIABLE CONTRACT
                              ACCOUNT-11

                              By: /s/ Malcolm D. Mackinnon
                                 -------------------------
                              MALCOLM D. MACKINNON
                              CHAIRMAN, VCA-11 COMMITTEE


                              MORGAN GUARANTY TRUST COMPANY OF
                              NEW YORK

                              By: /s/ Walter E. King
                                 -------------------------
                                            Walter E. King
                                            Vice-President

Approved and agreed to:
THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA

By: /s/ James J. Straine
   ---------------------
     James J. Straine
     ASSISTANT TREASURER